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                                                                    EXHIBIT 99.1




CONTACTS:                           FOR IMMEDIATE RELEASE

Media   and Investors               Media
MIKE KRAFT                          TITA THOMPSON
Voice:  703.762.5359                Voice: 703.288.5775
MIKE.KRAFT@TELIGENT.COM             TITA.THOMPSON@TELIGENT.COM


                          Teligent announces delisting
                         from the Nasdaq National Market

VIENNA, VA., JUNE 7, 2001 - Teligent, Inc. (NASDAQ: TGNQE), a provider of broadband communications services, today announced that the company's securities will be delisted from the Nasdaq National Market at the opening of business on June 8, 2001. The decision, made jointly by Teligent and Nasdaq, follows Teligent's voluntary filing for Chapter 11 bankruptcy protection on May 21, 2001.

The trading of Teligent's stock was halted by Nasdaq on May 11, 2001, at 9:03 a.m. Eastern Time, at the last trading price of $0.56.

                                 ABOUT TELIGENT

Based in Vienna, Virginia, Teligent, Inc. is a provider in broadband communications offering business customers local, long distance, high-speed data and dedicated Internet services over its digital SmartWave(TM) local networks in major markets throughout the United States. The company is working with international partners to provide broadband communications services in Europe, Asia and Latin America. Teligent's offerings of regulated services are subject to all applicable regulatory and tariff approvals.

For more information, visit the Teligent website at: www.teligent.com

Teligent is a registered trademark of Teligent, Inc. SmartWave is an exclusive trademark of Teligent, Inc.

Except for any historical information, the matters discussed in this press release contain forward-looking statements that reflect the company's current views regarding future events. These forward-looking statements involve risks and uncertainties that could affect the company's growth, operations, markets, products and services. The company cannot be sure that any of its expectations will be realized. Factors that may cause actual results, performance or achievement to differ materially from those contemplated by its forward looking statements include, without




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limitation: 1) The success of the company in obtaining additional financing; 2)
The volatility of the market, including changes in the valuations of other telecommunications and fixed wireless telecommunications companies; 3) The company's ability to successfully implement its new on-net strategy; 4) The timely supply of telecommunications equipment critical for the services the company provides; 5) The ability of the company to hire or retain qualified personnel to operate its business; 6) The impact of changes in telecommunication laws and regulations; 7) The success the company has in gaining regulatory approval for its products and services, when required; 8) The ability of the company to adjust to rapid changes in technology and to prevent misappropriation of its technology; 9) The intensity of competition in the markets in which the company provides service and its ability to attract and retain a sufficient number of revenue-generating customers in such markets; 10) The company's pace of entry into new domestic and international market areas and the ability to secure building access; 11) The company's success in obtaining spectrum licenses in international markets and its ability to negotiate definitive agreements with its international joint venture partners; 12) General economic conditions and the condition of the financial markets, particularly within the communications and technology sectors which have historically been more volatile than the markets; and 13) Other factors discussed in the company's filings with the Securities and Exchange Commission.

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